Exhibit 3.9(a)

COMPANY AGREEMENT

OF

LGI HOMES - E SAN ANTONIO, LLC

COMPANY AGREEMENT
OF
LGI HOMES - E SAN ANTONIO, LLC

THIS COMPANY AGREEMENT OF LGI HOMES - E SAN ANTONIO, LLC (as amended from time to time, this "Agreement") is adopted this 16th day of November, 2012, by each of the individuals and/or entities identified on Exhibit A as Members of LGI HOMES - E SAN ANTONIO, LLC, a Texas limited liability company (the "Company").

W I T N E S S E T H :

WHEREAS, the Company has been organized as a limited liability company under Chapter 101 of the Texas Business Organizations Code (the "Texas Act") by virtue of the filing of the Certificate of Formation of the Company in the office of the Secretary of State of the State of Texas; and

WHEREAS, the parties hereto desire to adopt this Agreement in order to provide for the regulation and management of the Company and to set forth the respective rights, duties and obligations of the Members and the Managers in connection therewith;

             NOW, THEREFORE, in consideration of the premises, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

           Section 1.          Formation of the Company and Agreement of the Members.Upon the filing of the Certificate of Formation of the Company with the Secretary of State of the State of Texas, the initial Member formed a limited liability company pursuant to the Texas Act.

           Section 2.          Member Interest.The "Member Interest" of each Member shall be the percentage set forth opposite such Member's name on Exhibit A hereto. The Member Interests shall be adjusted from time to time as additional capital contributions are made by the Members, and as otherwise appropriate, so that the Member Interest of each Member shall be equal to the total capital contributions made by such Member over the total capital contributions made by all Members to the Company. From time to time the Members shall amend Exhibit A as necessary to reflect the Member Interests and aggregate capital contributions of the Members.

            Section 3.          Place of Business, Registered Office and Registered Agent. The principal place of business of the Company shall be 1450 Lake Robbins Dr., Suite 430, The Woodlands, Texas 77380. The Members may from time to time change the principal place of business of the Company to such other place as the Members deem appropriate. The registered office of the Company in the State of Texas shall be 1450 Lake Robbins Dr., Suite 430, The Woodlands, Texas 77380, and the registered agent for service of process on the Company in the State of Texas shall be Eric T. Lipar. The Members may from time to time change the registered office of the Company to such other place or the registered agent of the Company to such other person, as the Members deem appropriate.

          Section 4.           Company Purposes. The Company has been organized for the purposes of conducting any and all lawful business for which a limited liability company may be organized under the Texas Limited Liability Act.

           Section 5.          Capital Contributions.Each Member has contributed to the Company such property and money in the amount set forth opposite the Member's name on Exhibit A. Notwithstanding anything herein to the contrary, no person named on Exhibit A hereto shall become a Member under this Agreement until such person makes such contribution.

           Section 6.          Allocation of Items of Company Income, Gain, Deduction and Loss and Distributions. The Company shall allocate all items of Company profit and loss for each fiscal year for Capital Account and federal income tax purposes to the Members in proportion to their Member Interests. The Company shall make distributions of cash or property to the Members (including upon liquidation of the Company) in proportion to their Member Interests.

           Section 7.           Management of the Company. The business affairs of the Company shall be managed by the Board of Managers. Except as expressly provided herein or as otherwise required by applicable law, (i) the Board of Managers shall have complete and exclusive control of the management of the Company's business and affairs, and (ii) in order to be approved by the Board of Managers, any matter to be voted on by the Board of Managers shall require the affirmative vote of the majority of the members of the Board of Managers.

           Section 8.          Board of Managers.The Board of Managers shall consist of all of the Managers of the Company. Each Manager shall be a natural person and need not be a resident of the State of Texas. The initial Board of Managers shall consist of those individuals named in the Certificate of Formation. The number of Managers may be increased or decreased from time to time by the affirmative vote of the Members, however, no decrease shall have the effect of shortening the term of any incumbent Manager. The Managers shall be elected by vote of the Members for one year terms. The Managers may succeed themselves for an unlimited number of one year terms. Each Manager shall serve until his or her successor shall have been duly elected, or until his or her earlier death, resignation or removal. A Manager may be removed at any time, with or without cause, by affirmative vote of the Members.

          Section 9.           Exculpation and Indemnification. No Member or Manager shall be liable to the Company or any other person or entity who has an interest in the Company for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Member or Manager in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Member or Manager by this Agreement, except that a Member or Manager shall be liable for any such loss, damage or claim incurred by reason of such Member's or Manager's willful misconduct. To the full extent permitted by applicable law, a Member or Manager shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Member or Manager by reason of any act or omission performed or omitted by such Member or Manager in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Member or Manager by this Agreement, except that no Member or Manager shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Member or Manager by reason of willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 9shall be provided out of and to the extent of Company assets only, and neither the Members nor the Managers shall not have personal liability on account thereof.

                        Section 10.        Transfer of a Company Interest. Except as otherwise agreed to in writing by the Members, no Member may transfer any portion of its interest in the Company without the prior written unanimous consent of the other Members, which consent may be given or withheld in the sole and absolute discretion of the Member.

                        Section 11.        Winding Up of the Company; Term. The business and operations of the Company shall be wound up upon the occurrence of any act or event requiring the winding up of the Company under the Texas Act.  Subject to the earlier winding up of the Company as described in the preceding sentence, the Company shall have a perpetual existence.

                        Section 12.        Amendment. This Agreement may be amended by the unanimous consent of the Members; provided, however, that any amendment to this Agreement must be in writing and signed by all of the Members.

                        Section 13.        Entire Agreement. This Agreement constitutes the entire agreement and understanding among the Members with respect to the Company andsupersedes all prior agreements and understandings, both written and oral, with respect to that subject.

                        Section 14.        Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to the principle of conflict of laws thereof and such federal laws as may apply.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Agreement as of the date first written above.

SOLE MEMBER

LGI HOMES GROUP, LLC

By	/s/ Eric T. Lipar
Eric T. Lipar, Manager

EXHIBIT A

MEMBERS

Members	Member Interest	Capital Contribution

LGI Homes Group, LLC
1450 Lake Robbins Dr., Suite 430
The Woodlands, Texas 77380	100%	$100.00